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                                  Exhibit 5(i)
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                    [LETTERHEAD OF LEWIS, RICE & FINGERSH]

                               January 31, 1996


The Board of Directors of
Southside Bancshares Corp.
3606 Gravois Avenue
St. Louis, Missouri  63116

          RE: REGISTRATION ON FORM S-8 OF SHARES OF COMMON STOCK FOR ISSUANCE PURSUANT TO THE SOUTHSIDE BANCSHARES CORP. EMPLOYEE STOCK OWNERSHIP PLAN (WITH 401(K) PROVISIONS)

Ladies and Gentlemen:

   In connection with the registration with the Securities and Exchange Commission of shares of common stock, par value $1.00 per share (the "Securities"), of Southside Bancshares Corp. ("Southside"), you have requested that we furnish you with our opinion as to the legality of the issuance of the Securities in connection with the Southside Bancshares Corp. Employee Stock Ownership Plan (With 401(k) Provisions) (the "Plan").

   As counsel to Southside, we have participated in the preparation of the Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") with respect to the Securities. We have examined and are familiar with Southside's Restated Articles of Incorporation and Restated Bylaws, records of corporate proceedings, the Registration Statement, the Plan and such other documents and records as we have deemed necessary for purposes of this opinion.

   Based on the foregoing, we are of the opinion that the Securities have been duly and validly authorized and will, when issued as contemplated in the Plan, be legally issued, fully paid and non-assessable.

   We consent to the use of this opinion as an exhibit to the Registration Statement.

                     Sincerely,

                     LEWIS, RICE & FINGERSH, L.C.